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                                                                    Exhibit 23.5

                        CONSENT OF HOVDE FINANCIAL, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Citizens Development Company, dated April 18, 2006, as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Glacier Bancorp, Inc. relating to the proposed merger of Citizens Development Company and Glacier Bancorp, Inc. and to the references to our name and to the description of such opinion letter contained in the Proxy Statement/Prospectus under the captions "Summary," "Background of and Reasons For the Merger - Reasons For the Merger - Citizens Development Company," and "Background of and Reasons For the Merger - Opinion of Financial Advisor to Citizens Development Company."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                         Hovde Financial, Inc.


                              /s/ Hovde Financial, Inc.
                         -----------------------------------

El Segundo, CA
May 2, 2006